EXHIBIT 12.1


                    FrontierVision Operating Partners, L.P.
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)


                                                                 For the Period
                                                                 From Inception
                                          For the Year Ended (April 17, 1995) to
                                          December 31, 1996   December 31, 1996

                                                     --------          --------
Net Loss                                             (23,801)            (2,703)
Add (Deduct):
     Income Tax Provision (Benefit)                     --
Less: Minority Interest
                                                    --------           --------
Pre Tax Income (Loss)                                (23,801)            (2,703)
Add:  Fixed Charges
     Interest                                         22,898              2,488
     Amortization of debt offering
        expenses                                         999                 69
                                                    --------           --------
     Total fixed charges                              23,897              2,557
                                                    --------           --------
                                                    $     96           $   (146)
                                                    --------           --------
Fixed Charges                                       $ 23,897           $  2,557
                                                    ========           ========

Ratio of Earnings to Fixed
     Charges                                             N/A                N/A

Deficiency of Earnings to Fixed
     Charges                                        $ 23,801           $  2,703
                                                    ========           ========